FORM 10f-3

                              THE BLACKROCK FUNDS

                         RECORD OF SECURITIES PURCHASED
                    UNDER THE TRUST'S RULE 10f-3 PROCEDURES

1.   Name of Purchasing Portfolio: See attached

2.   Issuer: Community Health Systems

3.   Date of Purchase: 6/27/07

4.   Underwriter from whom purchased: Credit Suisse Securities (USA) LLC

5. Name of Affiliated Underwriter (as defined in the Trust's procedures) managing or participating in syndicate: Merrill Lynch & Co.

6.   Aggregate principal amount of purchased (out of total offering):
     $73,260,000 out of $3,021,331,000

7. Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering): $125,000,000 of $3,021,331,000

8.   Purchase price (net of fees and expenses): 99.294

9.   Date offering commenced: 6/27/07

10.  Offering price at end of first day on which any sales were made: 100

11.  Have the following conditions been satisfied:                  YES      NO
                                                                    ---      ---

     a.   The securities are part of an issue registered
          under the Securities Act of 1933, as amended,
          which is being offered to the public, OR are
          Eligible Municipal Securities, OR are
          securities sold in an Eligible Foreign
          Offering OR are securities sold in an Eligible
          Rule 144A Offering OR part of an issue of
          government securities.                                     X
                                                                    ---      ---

     b. The securities were purchased prior to the end of the first day on which any sales


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                                                                    YES      NO
                                                                    ---      ---

          were made, at a price that was not more
          than the price paid by each other
          purchaser of securities in that offering
          or in any concurrent offering of the
          securities (except, in the case of an
          Eligible Foreign Offering, for any rights
          to purchase required by laws to be granted
          to existing security holders of the
          Issuer) OR, if a rights offering, the
          securities were purchased on or before the
          fourth day preceding the day on which the
          rights offering terminated.                                X
                                                                    ---      ---

     c.   The underwriting was a firm commitment
          underwriting.                                              X
                                                                    ---      ---

     d.   The commission, spread or profit was
          reasonable and fair in relation to that
          being received by others for underwriting
          similar securities during the same period.                 X
                                                                    ---      ---

     e.   In respect of any securities other than
          Eligible Municipal Securities, the issuer
          of such securities has been in continuous
          operation for not less than three years
          (including the operations of predecessors).                X
                                                                    ---      ---

     f.   Has the affiliated underwriter confirmed
          that it will not receive any direct or
          indirect benefit as a result of BlackRock's
          participation in the offering?                             X
                                                                    ---      ---




Approved:   Derek Schoenhofen           Date:     6/28/07
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